                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                        At or for the three
                                           months ended                          At or for the year ended
                                             March 31,                                  December 31,
                                        -------------------    -------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                         ----         ----         ----         ----         ----         ----         ----
                                                                       (dollars in thousands)
INCLUDING INTEREST
 ON DEPOSITS:

Earnings:
 Earnings before income taxes           $1,733        $1,741       $ 7,057      $ 5,672     $ 2,447      $ 4,329       $ 4,085
 Fixed charges from below                5,416         4,820        20,329       19,752      18,378       14,430        12,346
                                        ------        ------       -------      -------      ------      -------       -------
 Earnings                               $7,149        $6,561       $27,386      $25,424     $20,825      $18,759       $16,431
                                        ------        ------       -------      -------      ------      -------       -------
Fixed charges:
 Interest expense                        5,347         4,764        20,091       19,517      18,222       14,349        12,302
 Rent expense                               69            56           238          235         156           81            44

Ratio of earnings to fixed charges        1.32          1.36          1.35         1.29        1.13         1.30          1.33
                                        ======        ======       =======      =======      ======      =======       =======

EXCLUDING INTEREST ON DEPOSITS:

Earnings:
 Earnings before income taxes           $1,733        $1,741       $ 7,057      $ 5,672     $ 2,447      $ 4,329       $ 4,085
 Fixed charges from below                2,575         2,140         9,272        9,010       8,697        6,917         4,727
                                        ------        ------       -------      -------      ------      -------       -------
 Earnings                               $4,308        $3,881       $16,329      $14,682     $11,144      $11,246       $ 8,812
                                        ------        ------       -------      -------      ------      -------       -------

Fixed charges:
 Interest expense, excluding
   interest on deposits                  2,506         2,084         9,034        8,775       8,541        6,836         4,683
 Rent expense                               69            56           238          235         156           81            44

Ratio of earnings to fixed charges        1.67          1.81          1.76         1.63        1.28         1.63          1.86
                                        ======        ======       =======      =======      ======      =======       =======
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